FOR IMMEDIATE RELEASE

CONTACT:	Hillary Theriault
Director of Marketing
240-427-1122
theriaulth@cbtc.com

michael L. middleton Transitions to
executive chairman of Community Bank of the Chesapeake

Waldorf, Maryland, November 12, 2013 – After successfully leading The Community Financial Corporation (NASDAQ: TCFC) (formerly Tri-County Financial Corporation) and its subsidiary, Community Bank of the Chesapeake, for over 35 years, Michael Middleton announced that he will be transitioning from his position as CEO to Executive Chairman, effective June 30, 2014.

Mr. Middleton joined Community Bank in 1973, after working in public accounting for KPMG. He was appointed President and Chief Executive Officer in 1979. Under his leadership, the Bank has grown from a $25 million mutual savings and loan to a $1 billion state-chartered commercial bank, the largest headquartered in this region. During his tenure, the Bank has steadfastly focused on its culture of excellence and achieved a record of consistent profitability and exceptional organic growth. It has done so through an ongoing commitment to exceeding expectations and fostering deep relationships with both customers and the community.

“We thank Mr. Middleton for his dedicated service for the past 35 years. He has built Community Bank and its holding company to be the preeminent community bank in this area,” said Lead Director, Joe Stone. “Mike’s leadership developed a top-tier financial management team, which safely steered the Bank through the most severe financial crisis of our time and created many opportunities for success in the future. By moving to Executive Chairman, he will continue to share his passion for excellence and shareholder fulfillment.”

“It has been a joy and a privilege to lead such a talented group of individuals for the past 35 years,” said Mr. Middleton. “My greatest personal success has come from mentoring and coaching our employees to believe in themselves and to exceed their own expectations. It is through their efforts that we have been able to create a financial institution of such stature.”

Mr. Middleton will become Executive Chairman of both the bank and the holding company on July 1, 2014. He will be responsible for customer relationship development and strategic direction as well as industry and government relations. President and Chief Financial Officer for The Community Financial Corporation, William Pasenelli, will become President and CEO of both the holding company and the Bank on July 1, 2014. Todd Capitani, Chief Financial Officer for the Bank, will become Chief Financial Officer of The Community Financial Corporation as well, on July 1, 2014.

About The Community Financial Corporation - The Company is the bank holding company for Community Bank of the Chesapeake, which conducts business through its main office in Waldorf, Maryland, and ten branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland and King George, Virginia. The bank also operates three loan production offices in La Plata and Prince Frederick, Maryland and Fredericksburg, Virginia.

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